Stillwater Mining Company Reports Third Quarter Results

BILLINGS, MT -- (Marketwired - November 12, 2013) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U)

  Consolidated net loss attributable to common stockholders of $201.5 million or $1.69 per diluted share, including a $290.4 million (before-tax) impairment charge taken against the carrying value of the Company's Altar mineral property in Argentina
  Third quarter mine production of 124,200 PGM ounces, 2013 full-year mine production guidance increased to a range of 505,000 to 515,000 ounces of PGMs
  167,500 ounces of PGMs processed from recycled material during the third quarter, a 74.1% increase over the third quarter of 2012
  Third quarter total cash costs of $427 per mined ounce - 2013 total cash costs guidance reduced to a range of $530 to $540 per ounce
  Capital expenditure guidance for 2013 reduced further to a range of $125 to $135 million
  Cash and highly liquid investments totaling $464.2 million at September 30, 2013

Stillwater Mining Company today reported a consolidated net loss attributable to common stockholders for the 2013 third quarter of $201.5 million, or $1.69 per diluted share. The third quarter result includes a $290.4 million (before-tax) impairment charge reducing the carrying value of the Altar mineral property in Argentina to its estimated fair value of $102.0 million. Consolidated net income attributable to common stockholders reported for the 2012 third quarter was $13.1 million, or $0.11 per diluted share. Total revenues for the 2013 third quarter were $280.0 million, an increase of 54.7% compared to revenues of $181.0 million for the third quarter of 2012. The increase in revenue was driven by higher average palladium prices during the third quarter of 2013 and by strong results from the PGM Recycling business segment.

The third-quarter impairment charge at Altar also resulted in a reduction in the deferred tax liability associated with the Altar property. Consequently, the net after-tax effect of the Altar impairment was a $226.5 million reduction in third-quarter 2013 income. Before reflecting the impairment, third-quarter 2013 after-tax consolidated net income attributable to common stockholders would have been $25.0 million.

For the first nine months of 2013, the Company reported a consolidated net loss attributable to common stockholders of $192.2 million, or $1.62 per diluted share, on revenues of $797.1 million, compared to net income of $38.2 million, or $0.33 per diluted share, on revenues of $596.9 million, for the same period in 2012.

The Company's Montana mines produced a total of 124,200 ounces of palladium and platinum during the third quarter of 2013 compared to production of 127,000 ounces in the third quarter of 2012. Production for the first nine months of 2013 was 382,800 ounces compared to 381,200 ounces in the first nine months of 2012. The fluctuation in ounces produced is driven primarily by the normal result of changes in mining conditions and the array of stopes available for mining in any period.

Revenue from the Mine Production segment for the third quarter of 2013 (including proceeds from the sale of by-products) totaled $123.2 million, a 15.0% increase from $107.1 million in the same period last year. Combined sales realizations increased during the third quarter of 2013 for mined palladium and platinum ounces, averaging $887 per ounce, a 10.5% increase from the $803 per ounce realized in the third quarter of 2012. The total quantity of mined palladium and platinum sold increased by 5.7% to 131,400 ounces in the third quarter of 2013, compared to the 124,300 ounces sold during the same period in 2012.

The Company processed recycling material containing 167,500 ounces of palladium, platinum and rhodium through its smelter and refinery during the third quarter of 2013. This represents an increase of 74.1% over the total of 96,200 ounces processed during the third quarter of 2012. During the first nine months of 2013, the Company processed a record 496,700 ounces of PGMs from recycled material, a 52.1% increase from approximately 326,600 ounces processed during the same period of 2012. The increased volumes were primarily attributable to the addition of several new suppliers of recycling material and the reprocessing of furnace brick from the Company's own smelting facility. The PGM Recycling segment ounces recovered from the reprocessed furnace brick were sold during the third quarter of 2013, generating approximately $16.4 million of incremental revenue in the third quarter of 2013.

Recycling sales volumes increased 104.6%, to 152,600 ounces in the third quarter of 2013, from 74,600 ounces in the third quarter of 2012. PGM Recycling revenues totaled $156.8 million for the 2013 third quarter, more than double the $74.0 million in the same period of 2012. The Company's combined average realized price for sales of recycled palladium, platinum and rhodium increased to $1,026 per ounce in the third quarter of 2013 from $985 per ounce in the third quarter of 2012.

Total recycled ounces processed in the third quarter of 2013 included approximately 4,200 PGM ounces from reprocessed furnace brick. During the second quarter of 2013, approximately 8,000 PGM ounces reprocessed from furnace brick were attributed to recycling.

The ounces processed during the second and third quarters of 2013 from furnace brick were recovered as saleable ounces during the third quarter. As a result, the ounces recovered from reprocessed furnace brick, which were allocated to the PGM Recycling segment were sold and the associated revenues were recognized in the third quarter of 2013.

During the third quarter of 2013, approximately 7,700 PGM ounces recovered from reprocessed furnace brick were allocated to the Mine Production segment. While these ounces are blended with mine concentrates and are difficult to track, the Company estimates that these recovered PGM ounces will generate approximately $7.1 million of incremental revenue, to be realized mainly in the third and fourth quarters of 2013.

                Saleable Ounces Recovered from Furnace Brick
                             Third Quarter 2013
----------------------------------------------------------------------------
                                             Platinum   Palladium   Rhodium
PGM Recycling Segment                           10,133      1,271        564
Mine Production Segment                          1,848      5,691        117
                                            ---------- ---------- ----------
Total Ounces Recovered from Brick               11,981      6,962        681
                                            ========== ========== ==========

Total cash costs per mined ounce (a non-GAAP measure defined below) averaged $427 in the third quarter of 2013, compared to total cash costs of $496 per mined ounce for the third quarter of 2012, a decrease of 13.9%. The Company's measurement of total cash costs per mined ounce includes the benefit of credits for by-product sales and PGM Recycling segment earnings and as discussed above, during the third quarter of 2013, the Company's PGM Recycling segment received significant revenue allocated from the sale of PGM ounces recycled from furnace brick. These larger than normal PGM Recycling segment credits are the primary cause of the significant decrease in total cash costs per mined ounce in the third quarter of 2013. The table below illustrates the effect of applying these credits to the average cash costs per mined ounce for the combined Montana mining operations.

                                                              First   First
                                              Third   Third    Nine    Nine
Cash Costs Per Mined Ounce - Combined        Quarter Quarter  Months  Months
 Montana Mining Operations                     2013    2012    2013    2012
                                             ------- ------- ------- -------
Reported Total Cash Costs per Mined Ounce    $   427 $   496 $   495 $   487
  Add Back By-Product Revenue Credit              54      57      55      62
  Add Back PGM Recycling Income Credit           165      16      83      22
                                             ------- ------- ------- -------
Total Cash Costs per Mined Ounce before
 Credits                                     $   646 $   569 $   633 $   571
                                             ======= ======= ======= =======

Guidance

Based on results for the first nine months and projections for the remainder of the year, the Company has reviewed its mined production, cash cost per mined ounce and capital expenditure guidance. As a result of this review, the Company has increased its previous 2013 production guidance of 500,000 ounces to a range of 505,000 to 515,000 ounces of mined palladium and platinum. The Company has reduced its full-year 2013 guidance for total cash costs from $560 to a range of $530 to $540 per mined ounce. In addition, the Company has concluded to reduce its most recent capital expenditure guidance for 2013 by approximately 13% to a range of $125 to $135 million from the previous range of $145 to $155 million.

Cash Flow and Liquidity

At September 30, 2013, the Company's available cash was $235.1 million, compared to $379.7 million at December 31, 2012. If highly liquid investments are included with available cash, the Company's balance sheet liquidity totaled $464.2 million at September 30, 2013, a decrease from $641.7 million at December 31, 2012. Most of this decrease was related to debt redemption during the first quarter of 2013. Of the Company's current cash balance, $28.6 million is dedicated to the Marathon project (and other related properties) and is unavailable for other corporate purposes. Net working capital -- comprised of total current assets (including available cash and investments), less current liabilities -- increased to $619.3 million at September 30, 2013, from $606.0 million at 2012 year end.

Net cash provided by operating activities (which includes changes in working capital) totaled $81.7 million for the first nine months of 2013, compared to $100.4 million of cash provided in the first nine months of 2012. The lower cash generation in the first nine months of 2013 largely reflected growth in recycling working capital attributable to the greater volumes being processed this year. Capital expenditures were $91.2 million in the first nine months of 2013 compared to $84.7 million in the first nine months of 2012. Of the capital expenditures for the first nine months of 2013, $81.9 million was attributable to ongoing investments in the Montana mines and processing facility. Year-to-date capital expenditures include $17.1 million attributable to the major developments underway on the J-M Reef in Montana.

Outstanding balance sheet debt at September 30, 2013 was $307.1 million, down from $461.1 million at December 31, 2012. In March 2013, the Company repaid $164.3 million of its 1.875% convertible debentures. The Company's debt balance currently includes $269.9 million of 1.75% convertible debentures and $2.2 million of 1.875% convertible debentures, $29.6 million of exempt facility revenue bonds, a capital lease of $5.1 million and $0.3 million of financing for a small installment land purchase.

Other Matters

Notwithstanding the accounting impairment charge recorded in the third quarter of 2013, the Company is reviewing alternatives to optimize its investment in the Altar project in Argentina. Some minimum level of annual expenditures will be required in order to maintain the Company's good standing and preserve its asset position at Altar. Future levels of exploration spending at Altar are discretionary and will be evaluated year by year.

The Company is engaged in preparing the final feasibility study and an updated economic assessment of the Marathon project. The feasibility study will include final project design, updated ore reserves, mining rates and costs, and overall project economics. A decision to proceed with project construction requires receipt of a positive Environmental Assessment finding by the joint review panel, receipt of other necessary permits and government approvals, a determination that the economics of the project are acceptable to each of the partners and receipt of firm financing commitments.

Third Quarter Results - Details

For the third quarter of 2013, the Company's Stillwater Mine produced 83,800 ounces of palladium and platinum, a decrease of 10.9% from the 94,100 ounces produced in the third quarter of 2012. Production at the Company's East Boulder Mine of 40,400 ounces in the third quarter of 2013 reflected an increase of 22.8% over the 32,900 ounces produced in the same quarter of 2012. The Stillwater Mine continued to experience variations in ore grade delivered to the mill during the 2013 third quarter, resulting in an overall reduction in the reported mill head grade. The loss of a muck pass at the Stillwater Mine earlier in the year has resulted in higher grade variability than planned and lower than forecasted ore grades. This issue is being addressed but has not been completely remedied to date. The current advanced developed state of the Montana mines is providing the operational flexibility to work through this issue without having to modify the Company's development and production goals.

Costs of metals sold (before depletion, depreciation and amortization expense) increased to $220.8 million in the third quarter of 2013 from $142.0 million in the third quarter of 2012. Mine Production costs included in costs of metals sold increased to $83.9 million in the 2013 third quarter from $69.9 million in the 2012 third quarter. PGM Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, totaled $136.8 million in the third quarter of 2013, significantly more than the $72.1 million reported in the third quarter of 2012. The increase was due to higher volumes sold and the associated higher total market value of the materials acquired for processing.

General and administrative costs were $9.3 million in the third quarter of 2013, down from the $9.9 million incurred during the same period of 2012. The decrease was due to lower share-based compensation costs following vesting associated with the second quarter's technical change in control, offset in part by an increase in legal and consulting costs. Exploration expenses were $2.1 million in the third quarter of 2013 compared to $1.7 million, in the same period of 2012. The majority of the increase was due to exploration efforts on property holdings adjacent to the Marathon project in Canada. Marketing expenses declined to $0.2 million in the 2013 third quarter compared to $1.9 million in the same quarter of 2012, reflecting the curtailment of palladium marketing efforts in 2013.

Interest expense reported for the third quarter of 2013 and 2012 was $5.6 million and $1.5 million, respectively. This increase is principally the result of the interest expense related to the 1.75% convertible debentures, including the accretion of the debt discount that is charged to earnings over the expected life of the convertible debentures and offset by capitalized interest recognized as a cost of the Company's ongoing projects. The non-cash accretion of the debt discount and non-cash capitalized interest in the third quarter of 2013 were $4.0 million and $0.5 million, respectively.

During the third quarter of 2013, the Company recorded a net foreign currency transaction gain of $6.2 million, primarily related to the deferred tax liability recorded in association with the acquisition of Peregrine Metals Ltd. The net foreign currency transaction gain recorded for the third quarter of 2012 was $6.4 million.

First Nine Months' Results - Details

For the first nine months of 2013, the Company's Stillwater Mine produced 267,400 ounces, a decrease of 4.5% from the 279,900 ounces produced in the first nine months of 2012. Production at the Company's East Boulder Mine of 115,400 ounces in the first nine months of 2013 reflected a 13.9% increase from the 101,300 ounces produced in the same period of 2012.

Costs of metals sold (before depletion, depreciation and amortization expense) increased to $639.9 million in the first nine months of 2013 from $468.3 million in the first nine months of 2012. Mine Production costs included in costs of metals sold increased to $237.0 million in the first nine months of 2013 from $218.9 million in the same period of 2012. PGM Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, totaled $402.9 million in the first nine months of 2013, more than the $249.4 million reported in the first nine months of 2012. The increase was due to higher volumes sold and the related higher total cost to acquire materials for processing.

General and administrative costs were $35.8 million in the first nine months of 2013, up from the $32.5 million incurred during the same period of 2012. The Company recognized $10.2 million in total exploration expenses related to its mineral properties in both Canada and South America in the first nine months of 2013 and $13.8 million in the first nine months of 2012. Marketing expenses declined to $4.2 million in the first nine months of 2013 compared to $7.9 million in the same time period of 2012, reflecting the curtailment of palladium marketing in the second half of 2013. As a result of the recent proxy contest and the change in control provisions in the Company's employee and director equity incentive plans, the Company recognized costs of $4.3 million and $9.1 million, (non-cash charge) respectively, for the nine-month period ended September 30, 2013. These costs were incurred during the first and second quarters of the year.

Interest expense reported for the first nine months of 2013 and 2012 was $17.6 million and $4.4 million, respectively. This increase is principally the result of the interest expense related to the 1.75% convertible debentures, including the accretion of the debt discount that is charged to earnings over the expected life of the convertible debentures and offset by capitalized interest recognized as a cost of the Company's ongoing projects. The non-cash accretion of the debt discount and the non-cash capitalized interest in the first nine months of 2013 were $11.7 million and $1.9 million, respectively.

During the first nine months of 2013, the Company recorded a net foreign currency transaction gain of $15.7 million, primarily related to the deferred tax liability recorded in association with the acquisition of Peregrine Metals Ltd. The foreign currency transaction gain recorded for the first nine months of 2012 was $13.0 million. Approximately $17.4 million and $12.7 million of the 2013 and 2012 net gain, respectively, related to the remeasurement into U.S. dollars of the deferred taxes recorded in association with the acquisition of Peregrine Metals Ltd. The gain reflects the result of the high inflation rate in Argentina as the obligation is remeasured from pesos into U.S. dollars.

Third Quarter Results Webcast and Conference Call

Stillwater Mining Company will conduct a conference call to discuss third quarter results at approximately 12:00 p.m. Eastern Standard Time on Wednesday, November 13, 2013.

Dial-In Numbers:
United States: (800) 611-1148
International: (612) 332-0342

The conference call will be simultaneously webcast through the Company's website at www.stillwatermining.com in the Investor Relations section.

A telephone replay of the call will be available for one week following the event. The replay dial-in numbers are (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 306549. In addition, the call transcript will be archived in the Investor Relations section of the Company's website.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining Company can be found at its website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. Such statements also include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates; permitting; financing needs and the terms of future credit facilities; exchange rates; capital expenditures; increases in processing capacity; cost reduction measures; safety; timing for engineering studies; environmental permitting and compliance; litigating; labor matters; and the palladium, platinum, copper and gold market. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2012 Annual Report on Form 10-K, in its quarterly Form 10-Q filings, and in corresponding filings with Canadian securities regulatory authorities.

The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

Stillwater Mining Company
Consolidated Statements of Comprehensive (Loss) Income
(Unaudited)
(In thousands, except per share data)

                               Three Months Ended       Nine Months Ended
                                  September 30,           September 30,
                             ----------------------  ----------------------
                                2013        2012        2013        2012
                             ----------  ----------  ----------  ----------
REVENUES
  Mine Production            $  123,193  $  107,057  $  364,249  $  339,951
  PGM Recycling                 156,814      73,987     432,897     256,919
                             ----------  ----------  ----------  ----------
      Total revenues            280,007     181,044     797,146     596,870
COSTS AND EXPENSES
  Costs of metals sold
    Mine Production              83,913      69,910     237,042     218,935
    PGM Recycling               136,843      72,096     402,859     249,360
                             ----------  ----------  ----------  ----------
      Total costs of metals
       sold                     220,756     142,006     639,901     468,295
  Depletion, depreciation
   and amortization
    Mine Production              15,057      13,843      43,824      42,848
    PGM Recycling                   285         264         804         793
                             ----------  ----------  ----------  ----------
      Total depletion,
       depreciation and
       amortization              15,342      14,107      44,628      43,641
                             ----------  ----------  ----------  ----------
        Total costs of
         revenues               236,098     156,113     684,529     511,936
  Marketing                         207       1,886       4,197       7,874
  Exploration                     2,143       1,668      10,247      13,785
  Research and development          104          82         192         864
  Proxy contest expense              --          --       4,307          --
  Accelerated equity based
   compensation expense              --          --       9,063          --
  General and administrative      9,316       9,882      35,846      32,477
  Loss on long-term
   investments                      112       1,697       1,766       1,697
  Impairment of non-
   producing mineral
   property                     290,417          --     290,417          --
  Abandonment of non-
   producing property                --          --          --       2,835
  Loss on disposal of
   property, plant and
   equipment                         66          71         106         363
                             ----------  ----------  ----------  ----------
        Total costs and
         expenses               538,463     171,399   1,040,670     571,831
OPERATING (LOSS) INCOME        (258,456)      9,645    (243,524)     25,039
OTHER INCOME (EXPENSE)
  Other                               8          82       1,170         667
  Interest income                 1,102         271       3,516       1,706
  Interest expense               (5,556)     (1,493)    (17,646)     (4,361)
  Foreign currency
   transaction gain, net          6,220       6,407      15,679      12,981
                             ----------  ----------  ----------  ----------
(LOSS) INCOME BEFORE INCOME
 TAX BENEFIT (PROVISION)       (256,682)     14,912    (240,805)     36,032
Income tax benefit
 (provision)                     54,698      (2,109)     47,468       1,508
                             ----------  ----------  ----------  ----------
NET (LOSS) INCOME            $ (201,984) $   12,803  $ (193,337) $   37,540
                             ----------  ----------  ----------  ----------
Net loss attributable to
 noncontrolling interest           (489)       (273)     (1,117)       (631)
                             ----------  ----------  ----------  ----------
NET (LOSS) INCOME
 ATTRIBUTABLE TO COMMON
 STOCKHOLDERS                $ (201,495) $   13,076  $ (192,220) $   38,171
                             ----------  ----------  ----------  ----------
Other comprehensive income,
 net of tax
  Net unrealized gains on
   securities available-for-
   sale                             219         421         288         620
                             ----------  ----------  ----------  ----------
COMPREHENSIVE (LOSS) INCOME
 ATTRIBUTABLE TO COMMON
 STOCKHOLDERS                $ (201,276) $   13,497  $ (191,932) $   38,791
                             ----------  ----------  ----------  ----------
Comprehensive loss
 attributable to
 noncontrolling interest           (489)       (273)     (1,117)       (631)
                             ----------  ----------  ----------  ----------
TOTAL COMPREHENSIVE (LOSS)
 INCOME                      $ (201,765) $   13,224  $ (193,049) $   38,160
                             ==========  ==========  ==========  ==========

Weighted average common
 shares outstanding
  Basic                         119,153     116,377     118,347     115,918
  Diluted                       119,153     117,145     118,347     116,847
Basic (loss) earnings per
 share attributable to
 common stockholders         $    (1.69) $     0.11  $    (1.62) $     0.33
Diluted (loss) earnings per
 share attributable to
 common stockholders         $    (1.69) $     0.11  $    (1.62) $     0.33
                             ==========  ==========  ==========  ==========

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)
(In thousands, except per share data)

                                              September 30,   December 31,
                                                  2013            2012
                                             --------------  --------------
ASSETS
Current assets
Cash and cash equivalents                    $      235,055  $      379,680
Investments, at fair market value                   229,174         261,983
Inventories                                         181,888         153,208
Trade receivables                                    18,739           9,953
Deferred income taxes                                21,304          21,304
Prepaids                                              6,340           4,967
Other current assets                                 23,475          21,767
                                             --------------  --------------
  Total current assets                              715,975         852,862
Mineral properties                                  285,942         576,359
Mine development, net                               373,357         322,866
Property, plant and equipment, net                  121,105         122,677
Deferred debt issuance costs                          8,315           9,609
Other noncurrent assets                               6,795           6,390
                                             --------------  --------------
  Total assets                               $    1,511,489  $    1,890,763
                                             ==============  ==============
LIABILITIES AND EQUITY
Current liabilities
Accounts payable                             $       32,226  $       28,623
Accrued compensation and benefits                    32,340          31,369
Property, production and franchise taxes
 payable                                             12,057          13,722
Current portion of long-term debt and
 capital lease obligations                            2,009         168,432
Income taxes payable                                  9,454              --
Other current liabilities                             8,549           4,702
                                             --------------  --------------
  Total current liabilities                          96,635         246,848
Long-term debt and capital lease obligations        305,105         292,685
Deferred income taxes                               130,911         199,802
Accrued workers compensation                          5,851           5,815
Asset retirement obligation                           8,477           7,965
Other noncurrent liabilities                          9,023           5,068
                                             --------------  --------------
  Total liabilities                                 556,002         758,183
                                             --------------  --------------
EQUITY
Stockholders' equity
Preferred stock, $0.01 par value, 1,000,000
 shares authorized; none issued                          --              --
Common stock, $0.01 par value, 200,000,000
 shares authorized; 119,246,710 and
 116,951,081 shares issued and outstanding            1,192           1,170
Paid-in capital                                   1,074,913       1,058,978
Accumulated (deficit) earnings                     (171,451)         20,770
Accumulated other comprehensive income
 (loss)                                                 189             (99)
                                             --------------  --------------
  Total stockholders' equity                        904,843       1,080,819
                                             --------------  --------------
Noncontrolling interest                              50,644          51,761
                                             --------------  --------------
  Total equity                                      955,487       1,132,580
                                             --------------  --------------
  Total liabilities and equity               $    1,511,489  $    1,890,763
                                             ==============  ==============

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

                                                        Nine Months Ended
                                                          September 30,
                                                     ----------------------
                                                        2013        2012
                                                     ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income                                    $ (193,337) $   37,540
Adjustments to reconcile net (loss) income to net
 cash provided by operating activities:
  Depletion, depreciation and amortization               44,628      43,641
  Loss on disposal of property, plant and equipment         106         363
  Impairment of non-producing mineral property          290,417          --
  Abandonment of non-producing property                      --       2,835
  Loss on long-term investments                           1,766       1,697
  Deferred taxes                                        (64,098)     (4,913)
  Foreign currency transaction gain, net                (15,679)    (12,981)
  Accretion of asset retirement obligation                  512         470
  Amortization of debt issuance costs                     1,294         944
  Accretion of convertible debenture debt discount       11,722          --
  Accelerated equity based compensation expense           9,063          --
  Share based compensation and other benefits            13,673      12,899
  Non-cash capitalized interest                          (1,918)         --
Changes in operating assets and liabilities:
  Inventories                                           (28,961)      6,221
  Trade receivables                                      (8,786)     (3,727)
  Prepaids                                               (1,373)     (1,870)
  Accrued compensation and benefits                         989       2,258
  Accounts payable                                        2,270      (1,270)
  Property, production and franchise taxes payable        1,330       1,041
  Income taxes payable                                   12,809      (1,235)
  Workers compensation                                       36         490
  Restricted cash                                            --      15,825
  Other                                                   5,238         206
                                                     ----------  ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                81,701     100,434
                                                     ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                  (91,187)    (84,688)
  Proceeds from disposal of property, plant and
   equipment                                                126          39
  Purchases of investments                             (116,769)    (68,286)
  Proceeds from maturities of investments               147,103      42,003
                                                     ----------  ----------
NET CASH USED IN INVESTING ACTIVITIES                   (60,727)   (110,932)
                                                     ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sale of noncontrolling interest, net
   of transaction costs                                      --      93,821
  Issuance of long-term debt                                 --       7,176
  Payments on debt and capital lease obligations       (165,714)       (946)
  Payments for debt issuance costs                           --        (219)
  Issuance of common stock                                  115          44
                                                     ----------  ----------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES    (165,599)     99,876
                                                     ----------  ----------
CASH AND CASH EQUIVALENTS
  Net (decrease) increase                              (144,625)     89,378
  Balance at beginning of period                        379,680     109,097
                                                     ----------  ----------
BALANCE AT END OF PERIOD                             $  235,055  $  198,475
                                                     ==========  ==========

Stillwater Mining Company
Key Operating Factors
(Unaudited)

                                               Three Months    Nine Months
                                                  Ended           Ended
                                              September 30,   September 30,
                                             --------------- ---------------
(In thousands, except where noted)             2013    2012    2013    2012
                                             ------- ------- ------- -------
OPERATING AND COST DATA FOR MINE PRODUCTION
Consolidated:
Ounces produced
Palladium                                         96      98     296     294
Platinum                                          28      29      87      87
                                             ------- ------- ------- -------
Total                                            124     127     383     381
                                             ======= ======= ======= =======
Tons milled                                      301     262     902     801
Mill head grade (ounce per ton)                 0.45    0.52    0.46    0.51
Sub-grade tons milled (1)                         15      19      56      49
Sub-grade tons mill head grade (ounce per
 ton)                                           0.16    0.18    0.17    0.17
Total tons milled (1)                            316     281     958     850
Combined mill head grade (ounce per ton)        0.43    0.50    0.44    0.49
Total mill recovery (%)                           91      92      92      92
Total operating costs per ounce (Non-GAAP)
 (2)                                         $   339 $   417 $   407 $   406
Total cash costs per ounce (Non-GAAP) (2)    $   427 $   496 $   495 $   487
Total production costs per ounce (Non-GAAP)
 (2)                                         $   546 $   608 $   610 $   600
Total operating costs per ton milled (Non-
 GAAP) (2)                                   $   133 $   189 $   163 $   182
Total cash costs per ton milled (Non-GAAP)
 (2)                                         $   168 $   225 $   198 $   219
Total production costs per ton milled (Non-
 GAAP) (2)                                   $   214 $   276 $   244 $   269
Stillwater Mine:
Ounces produced
Palladium                                         65      72     206     215
Platinum                                          19      22      61      65
                                             ------- ------- ------- -------
Total                                             84      94     267     280
                                             ======= ======= ======= =======
Tons milled                                      188     156     579     496
Mill head grade (ounce per ton)                 0.48    0.64    0.49    0.61
Sub-grade tons milled (1)                          7      10      29      27
Sub-grade tons mill head grade (ounce per
 ton)                                           0.25    0.24    0.23    0.22
Total tons milled (1)                            195     166     608     523
Combined mill head grade (ounce per ton)        0.47    0.62    0.48    0.59
Total mill recovery (%)                           91      92      92      92
Total operating costs per ounce (Non-GAAP)
 (2)                                         $   351 $   395 $   405 $   382
Total cash costs per ounce (Non-GAAP) (2)    $   434 $   469 $   490 $   457
Total production costs per ounce (Non-GAAP)
 (2)                                         $   569 $   582 $   616 $   574
Total operating costs per ton milled (Non-
 GAAP) (2)                                   $   151 $   224 $   178 $   204
Total cash costs per ton milled (Non-GAAP)
 (2)                                         $   187 $   266 $   215 $   244
Total production costs per ton milled (Non-
 GAAP) (2)                                   $   245 $   330 $   271 $   307

Stillwater Mining Company
Key Operating Factors (continued)
(Unaudited)

                                               Three Months    Nine Months
                                                  Ended           Ended
                                              September 30,   September 30,
                                             --------------- ---------------
(In thousands, except where noted)             2013    2012    2013    2012
                                             ------- ------- ------- -------
OPERATING AND COST DATA FOR MINE PRODUCTION
East Boulder Mine:
Ounces produced
Palladium                                         31      26      90      79
Platinum                                           9       7      26      22
                                             ------- ------- ------- -------
Total                                             40      33     116     101
                                             ======= ======= ======= =======
Tons milled                                      113     106     323     305
Mill head grade (ounce per ton)                 0.40    0.34    0.39    0.36
Sub-grade tons milled (1)                          8       9      27      22
Sub-grade tons mill head grade (ounce per
 ton)                                           0.10    0.10    0.10    0.11
Total tons milled (1)                            121     115     350     327
Combined mill head grade (ounce per ton)        0.37    0.32    0.37    0.35
Total mill recovery (%)                           90      90      90      90
Total operating costs per ounce (Non-GAAP)
 (2)                                         $   314 $   480 $   412 $   472
Total cash costs per ounce (Non-GAAP) (2)    $   412 $   574 $   507 $   570
Total production costs per ounce (Non-GAAP)
 (2)                                         $   499 $   684 $   595 $   674
Total operating costs per ton milled (Non-
 GAAP) (2)                                   $   104 $   138 $   136 $   147
Total cash costs per ton milled (Non-GAAP)
 (2)                                         $   137 $   165 $   167 $   177
Total production costs per ton milled (Non-
 GAAP) (2)                                   $   166 $   197 $   196 $   209

(1)   Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. See "Proven and
      Probable Ore Reserves - Discussion" in the Company's 2012 Annual
      Report on Form 10-K for further information.
(2)   Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment write-downs, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total operating costs, total cash costs or total production costs. Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP).
      Please see "Reconciliation of Non-GAAP Measures to Costs of Revenues"
      and the accompanying discussion for additional detail.

Stillwater Mining Company
Key Operating Factors (continued)
(Unaudited)

                                               Three Months    Nine Months
                                                  Ended           Ended
                                              September 30,   September 30,
                                             --------------- ---------------
(In thousands, except for average prices)      2013    2012    2013    2012
                                             ------- ------- ------- -------
SALES AND PRICE DATA
Ounces sold
Mine Production:
  Palladium (oz.)                                101      97     300     290
  Platinum (oz.)                                  30      27      84      85
                                             ------- ------- ------- -------
    Total                                        131     124     384     375
                                             ------- ------- ------- -------
PGM Recycling: (1)
  Palladium (oz.)                                 83      42     230     145
  Platinum (oz.)                                  57      27     149      86
  Rhodium (oz.)                                   12       6      33      19
                                             ------- ------- ------- -------
    Total                                        152      75     412     250
                                             ------- ------- ------- -------
By-products from Mine Production: (2)
  Rhodium (oz.)                                    1       1       3       3
  Gold (oz.)                                       2       2       7       7
  Silver (oz.)                                     1       1       5       4
  Copper (lb.)                                   171     219     645     568
  Nickel (lb.)                                   353     295   1,040     836
Average realized price per ounce(3)
Mine Production:
  Palladium ($/oz.)                          $   722 $   605 $   721 $   640
  Platinum ($/oz.)                           $ 1,447 $ 1,513 $ 1,509 $ 1,536
    Combined ($/oz.)(4)                      $   887 $   803 $   893 $   843
PGM Recycling: (1)
  Palladium ($/oz.)                          $   716 $   620 $   709 $   651
  Platinum ($/oz.)                           $ 1,459 $ 1,491 $ 1,548 $ 1,545
  Rhodium ($/oz.)                            $ 1,097 $ 1,327 $ 1,127 $ 1,449
    Combined ($/oz.)(4)                      $ 1,026 $   985 $ 1,046 $ 1,020
By-products from Mine Production: (2)
  Rhodium ($/oz.)                            $   975 $ 1,124 $ 1,086 $ 1,310
  Gold ($/oz.)                               $ 1,346 $ 1,692 $ 1,431 $ 1,659
  Silver ($/oz.)                             $    21 $    32 $    24 $    31
  Copper ($/lb.)                             $  3.05 $  3.34 $  3.16 $  3.42
  Nickel ($/lb.)                             $  5.11 $  6.16 $  5.55 $  6.77
Average market price per ounce(3)
  Palladium ($/oz.)                          $   722 $   611 $   725 $   641
  Platinum ($/oz.)                           $ 1,449 $ 1,496 $ 1,515 $ 1,535
    Combined ($/oz.)(4)                      $   887 $   804 $   897 $   843

(1)   Ounces sold and average realized price per ounce from PGM Recycling relate to ounces produced from processing of catalyst materials.
(2)   By-product metals sold reflect contained metal produced from mined ore alongside the Company's primary production of palladium and platinum.
      Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.
(3)   The Company's average realized price represents revenues, which include the effect of hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London Bullion Market
      Association afternoon postings for the actual months of the period.
(4)   The Company calculates the combined average realized and a combined average market price of palladium and platinum using the same ratio as the rate of ounces of each respective metal that are produced from the base metal refinery.

Reconciliation of Non-GAAP Measures to Costs of Revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Consolidated Statements of Comprehensive (Loss) Income) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Company's Consolidated Statements of Comprehensive (Loss) Income. For the Stillwater Mine, the East Boulder Mine, and other PGM activities, the Company segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to total costs of revenues as reported in the Company's Consolidated Statements of Comprehensive (Loss) Income.

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or combined) adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, revenues from the sale of mined by-products and timing differences resulting from changes in product inventories. This non-GAAP measure provides a comparative measure of the total costs incurred in association with production and processing activities in a period, and may be compared to prior periods or between the Company's mines.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated by excluding the depreciation and amortization and asset retirement costs from Total Production Costs (Non-GAAP) for each mine or combined. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is the objective of mining, the cash cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or combined by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Stillwater Mining Company
Reconciliation of Non-GAAP Measures to Costs of Revenues

                                  Three Months Ended     Nine Months Ended
                                     September 30,         September 30,
                                 --------------------  --------------------
(In thousands)                      2013       2012       2013       2012
                                 ---------  ---------  ---------  ---------
Consolidated:
Reconciliation to consolidated
 costs of revenues:
Total operating costs (Non-GAAP) $  42,106  $  52,943  $ 155,734  $ 154,686
  Royalties, taxes and other        10,981     10,108     33,755     31,023
                                 ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)      $  53,087  $  63,051  $ 189,489  $ 185,709
  Asset retirement costs               174        160        512        471
  Depletion, depreciation and
   amortization                     15,057     13,843     43,824     42,848
  Depletion, depreciation and
   amortization (in inventory)        (410)       217       (282)      (141)
                                 ---------  ---------  ---------  ---------
Total production costs (Non-
 GAAP)                           $  67,908  $  77,271  $ 233,543  $ 228,887
  Change in product inventories      3,857     (2,764)    (5,653)       973
  Cost of PGM Recycling            136,843     72,096    402,859    249,360
  PGM Recycling - depreciation         285        264        804        793
  Add: Profit from by-products       6,652      7,212     21,103     23,563
  Add: Profit from PGM Recycling    20,553      2,034     31,873      8,360
                                 ---------  ---------  ---------  ---------
Total consolidated costs of
 revenues                        $ 236,098  $ 156,113  $ 684,529  $ 511,936
                                 =========  =========  =========  =========
Stillwater Mine:
Reconciliation to costs of
 revenues:
Total operating costs (Non-GAAP) $  29,400  $  37,147  $ 108,209  $ 106,839
  Royalties, taxes and other         7,014      7,025     22,702     21,079
                                 ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)      $  36,414  $  44,172  $ 130,911  $ 127,918
  Asset retirement costs               161        148        474        436
  Depletion, depreciation and
   amortization                     11,539     10,439     33,666     32,676
  Depletion, depreciation and
   amortization (in inventory)        (407)        31       (215)      (453)
                                 ---------  ---------  ---------  ---------
Total production costs (Non-
 GAAP)                           $  47,707  $  54,790  $ 164,836  $ 160,577
  Change in product inventories      3,261     (2,206)    (2,953)     1,088
  Add: Profit from by-products       3,886      4,692     12,634     15,294
  Add: Profit from PGM Recycling    13,934      1,504     21,975      6,119
                                 ---------  ---------  ---------  ---------
Total costs of revenues          $  68,788  $  58,780  $ 196,492  $ 183,078
                                 =========  =========  =========  =========
East Boulder Mine:
Reconciliation to costs of
 revenues:
Total operating costs (Non-GAAP) $  12,706  $  15,796  $  47,525  $  47,848
  Royalties, taxes and other         3,967      3,083     11,053      9,943
                                 ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)      $  16,673  $  18,879  $  58,578  $  57,791
  Asset retirement costs                13         12         38         35
  Depletion, depreciation and
   amortization                      3,518      3,404     10,158     10,173
  Depletion, depreciation and
   amortization (in inventory)          (3)       186        (67)       311
                                 ---------  ---------  ---------  ---------
Total production costs (Non-
 GAAP)                           $  20,201  $  22,481  $  68,707  $  68,310
  Change in product inventories        596       (558)    (2,700)      (115)
  Add: Profit from by-products       2,766      2,520      8,469      8,269
  Add: Profit from PGM Recycling     6,619        530      9,898      2,241
                                 ---------  ---------  ---------  ---------
Total costs of revenues          $  30,182  $  24,973  $  84,374  $  78,705
                                 =========  =========  =========  =========
PGM Recycling:
Reconciliation to costs of
 revenues:
  PGM Recycling - depreciation   $     285  $     264  $     804  $     793
  Cost of PGM Recycling            136,843     72,096    402,859    249,360
                                 ---------  ---------  ---------  ---------
Total costs of revenues          $ 137,128  $  72,360  $ 403,663  $ 250,153
                                 =========  =========  =========  =========

INVESTOR CONTACT:

Mike Beckstead
(406) 373-8971